Exhibit 10.3
S&P GLOBAL INC.
2019 STOCK INCENTIVE PLAN
2025 RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANT NOTICE

S&P Global Inc., a New York corporation (“S&P Global” or the “Company”), has awarded to the employee named below (the “Participant” or “you”) the number of Restricted Stock Units (the “Units”) specified and on the terms set forth below (the “Award”). The Units are granted pursuant to the Company’s 2019 Stock Incentive Plan, as amended from time to time (the “Plan”), and are subject to all of the terms and conditions set forth in the Plan, this Restricted Stock Unit Award Agreement (the “Award Agreement”), including the Grant Notice section (the “Grant Notice”) of the Award Agreement and the Terms and Conditions section of the Award Agreement (the “Terms and Conditions”), which includes the S&P Global Agreement for the Protection of Company Interests (“Attachment A”), and any special terms and conditions applicable to the Participant’s jurisdiction of residence or employment included in the Non-U.S. Addendum made available to you at the same time as the Award Agreement (the “Non-U.S. Addendum”). Capitalized terms not expressly defined in the Award Agreement shall have the meanings set forth in the Plan.

Participant:    [    ]
Grant Date:    [    ]
Number of Restricted Stock Units:    [    ]

Vesting Schedule:

The Units shall vest on the following date (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any of its Subsidiaries (collectively, the “Company Group”) through the Vesting Date, except as otherwise set forth in the Award Agreement.

Vesting Date	Percentage of Units Vesting on Vesting Date
[vesting date]	100%

TERMS AND CONDITIONS OF
2025 RESTRICTED STOCK UNIT AWARD

1.Grant of Award. The Award is subject to the Terms and Conditions set forth in this Section of the Award Agreement. The Award represents the right to receive one share of Stock for each Unit subject to the Award that vests, together with an amount in cash equal to the value of the Dividend Equivalents that accrue with respect to the Award. Upon grant of the Award, no stock or other certificate representing the Units or the shares of Stock issuable thereunder will be issued to or registered in the name of the Participant. The ultimate payment of the Award in the form of an issuance of shares of Stock and payment of the Dividend Equivalents thereon is contingent upon the satisfaction of the vesting conditions and other requirements set forth herein. The Participant does not have an absolute right to receive a fixed or determinable amount on the Grant Date.
2.Award Acceptance and Addenda.
(a)General. To be entitled to any payment under the Award, the Participant acknowledges and agrees that the Participant must accept and thereby agree to comply with the provisions of the Plan and the Award Agreement, which includes the Grant Notice and the Terms and Conditions, including Attachment A, and any provisions of the Non-U.S. Addendum applicable to the Participant which are incorporated herein and constitute a material and integral part of the Terms and Conditions.
(b)Post-Employment Obligations for Protection of Company Interests. The Participant acknowledges and agrees that the Participant is subject to additional terms and conditions set forth in Attachment A, which are hereby incorporated into, and are part of, the Terms and Conditions.
    The Participant acknowledges that the Participant has reviewed and understands the terms of Attachment A, and that, by accepting the Terms and Conditions in consideration of the Award, the Participant is accepting the terms of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.

(c)Non-U.S. Addendum. By accepting the Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Participant further acknowledges and agrees that the Award shall also be subject to any special terms and conditions applicable to the Participant’s jurisdiction of residence (and jurisdiction of employment, if different) set forth in the Non-U.S. Addendum made available to the Participant at the same time as the Award Agreement and which special terms and conditions are hereby incorporated into, and are part of, the Terms and Conditions with respect to any Participant who resides and/or works in a jurisdiction located outside the United States (a “Non-U.S. Participant”).
Moreover, if the Participant transfers his or her residence and/or work location to another jurisdiction reflected in the Non-U.S. Addendum after the Grant Date, the terms and conditions for such jurisdiction will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
    The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable sections of the Non-U.S. Addendum, and that, by accepting the Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable sections of the Non-U.S. Addendum.
3.Time Period to Accept Award. The Participant acknowledges and agrees that the Participant has up to ninety (90) days to accept the Award from the date the Award Agreement is first made available to the Participant on the website maintained by the Company’s equity administrator (the “Website”). The Participant further acknowledges and agrees that failure to timely accept the Award during the 90-day acceptance period will result in the forfeiture of the Award in its entirety and without exception effective immediately.
4.Electronic Delivery and Participation. The Participant acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by the Award Agreement, including all provisions of Attachment A and the sections of the Non-U.S. Addendum applicable to the Participant.

By accepting the Award, the Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that as of the Grant Date, the Plan and the Award Agreement set forth the entire understanding between the Participant and the Company regarding the grant to the Participant of the Units and any underlying shares of Stock and supersede all prior oral and written agreements on that subject.
5.Vesting Period Restrictions. Except as otherwise provided in Sections 7 and 8 hereof, the Units covered by the Award shall vest in accordance with the vesting schedule set forth in the Grant Notice.
6.Payment Timing. Except as otherwise provided in Sections 7 and 8 hereof, the Units, together with any Dividend Equivalents that become payable thereon (as determined in accordance with Section 9 hereof), shall be paid to the Participant as soon as practicable in the month that next follows the Vesting Date, or in the case of Non-U.S. Participants who are not subject to taxation under the laws of the United States, as soon as reasonably practicable following the Vesting Date (the “Payment Date”).
7.Termination of Employment Prior to the Vesting Date.
(a)Retirement, Disability or Death. In the event of the termination of the Participant’s employment with the Company Group prior to the Vesting Date due to (i) “Normal Retirement” or “Early Retirement” (each, as defined below, and together, “Retirement”); (ii) “Disability” (as defined under the Plan), or (iii) death, the Participant shall vest in a pro rata portion of the Award (determined in accordance with Section 7(d)). “Normal Retirement” shall mean the voluntary termination of employment from the Company Group by the Participant on or after age 65 (or such other retirement age required by local law or contract with respect to a Non-U.S. Participant). “Early Retirement” shall mean the voluntary termination of employment from the Company Group by a Participant who is eligible for an “Early Retirement Benefit” under the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries (the “ERP”) (frozen to new participants effective as of April 1, 2012, and as amended and restated as of January 1, 2022) on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company Group. For the avoidance of doubt, Early Retirement, as defined above, only applies to grandfathered participants located within the United States who were eligible to participate in the ERP before the ERP was frozen. Notwithstanding the foregoing, a termination by the Participant shall not satisfy the requirements of a Retirement for purposes of this Section 7(a) if the Company has determined that a basis exists for the Participant’s termination of service for Cause at the time of the Participant’s termination.
(b)Involuntary Termination. In the event of the Participant’s involuntary termination of employment by a member of the Company Group other than for Cause prior to the Vesting Date, the Participant shall either (i) vest in the total number of Units subject to the Award if the Vesting Date occurs before the end of the period ending on the last day of (i) any period in respect of which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates, as applicable, or (ii) in the case of a Non-U.S. Participant, any notice period or “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Non-U.S. Participant is employed (such period, the “Separation Period”), or (ii) vest in a pro rata portion of the Award (determined in accordance with Section 7(d)) if the Vesting Date occurs after the end of the Separation Period; provided, however, the vesting contemplated under this Section 7(b) shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company Group and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
(c)Other Terminations. Except as otherwise provided in Sections 7 or 8 hereof, in the event the Participant voluntarily resigns his or her employment with the Company Group (other than due to Retirement) or is involuntarily terminated by a member of the Company Group for Cause prior to the Vesting Date, the Participant shall forfeit the right to any unvested Units and any Dividend Equivalents with respect to such Units.
(d)Determination of Pro Rata Award Opportunity. The pro rata portion of the Award that vests pursuant to Section 7 shall be determined by multiplying the number of Units subject to the Award by a fraction, the numerator of which is (A) in the case of an employment termination contemplated under Section 7(a), the number of full calendar days contained in the period commencing on, and including, the Grant Date and ending on, and including, the date the Participant’s employment with the Company Group terminates due to Retirement, Disability or by reason of the Participant’s death, or (B) in the case of an employment termination contemplated under Section 7(b), the number of full calendar days contained in the period commencing on, and including, the Grant Date and ending on, and including, the last day of the Separation Period, and the denominator of which is the number of full calendar days commencing on the Grant Date and ending on, and including, the Vesting Date.
(e)Payment Timing of Award.
i.Termination Other Than Due to Death. The pro rata portion of the Award that vests pursuant to Section 7(a) (other than due to death) or Section 7(b) shall be paid to the Participant on the regularly scheduled Payment Date set forth in Section 6. For the avoidance of doubt, in the case of the Participant’s involuntary termination of employment by a member of the Company Group other than for Cause pursuant to Section 7(b), if the Participant does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Participant shall not be entitled to any payments pursuant to this Section 7.
ii.Termination Due to Death. The pro rata portion of the Award that vests pursuant to Section 7(a) due to death shall be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate) within sixty (60) days following the date of the Participant’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
8.Change in Control.
(a)Successor Company does not Assume or Substitute Award. In the event of a Change in Control prior to the Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the Award on substantially the same terms and conditions, all unvested Units subject to the Award shall become fully vested as of the Change in Control and shall be payable in cash based on the fair market value of the Stock on the date of the Change in Control on the regularly scheduled Payment Date set forth in Section 6; provided, however, that if the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, is terminated due to the Participant’s death prior to the Payment Date, any portion of the Award that has not been paid shall be paid within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
(b)Involuntary Termination, Retirement, Disability or Death Following Assumption or Substitution of Award. In the event of a Change in Control prior to the Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting and payment schedule will continue to apply; provided, however, that, if within twenty-four (24) months following the date of a Change in Control, the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, is terminated without Cause or due to Retirement, Disability, or death, the Award shall become fully vested and become payable (x) on the regularly scheduled Payment Date set forth in Section 6 or (y) in the case of the termination of the Participant’s employment with the Company Group or successor company (or a subsidiary or parent thereof), as applicable, due to death, within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
9.Voting and Dividend Rights; Dividend Equivalents.
(a)Limitation on Rights. Prior to the issuance of any shares of Stock issuable pursuant to the Award, the Participant shall not have the right to vote or to receive any dividends with respect to such shares.
(b)Dividend Equivalents. Unless otherwise determined by the Committee, if a dividend is declared on the Stock during the period commencing on the Grant Date and ending on the date on which the Units are settled pursuant to the Award Agreement, the Participant shall be eligible to receive an amount equal to the dividend that the Participant would have received had the Stock underlying the Units been held by the Participant as of the record date for such dividend (a “Dividend Equivalent”). Any Dividend Equivalent credited pursuant to the foregoing provisions of this Section 9(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Units to which they relate, including the obligation to satisfy the Tax-Related Items in accordance with Section 11 hereof; provided, however, that the amount of any Dividend Equivalents shall not accrue interest and shall be paid in cash. For the avoidance of doubt, no Dividend Equivalent will be paid with respect to any Units that are forfeited.
10.Transfer Restrictions. The Award and the right to acquire Units and Dividend Equivalents are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
11.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant or vesting of the Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:
i.withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or Employer;
ii.withholding shares of Stock that otherwise would be issued to the Participant upon settlement of the Units;
iii.withholding from proceeds of the sale of shares of Stock, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
iv.requiring the Participant to make a payment in cash or by check;
v.any other method of withholding approved by the Company and permitted by applicable law and to the extent required by applicable laws or the Plan, approved by the Committee; or
vi.and in each case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy;
provided, however, that, unless otherwise determined by the Committee, if the Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding (for Tax-Related Items other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which shares of Stock are issued upon settlement of the Units) shall be through a withholding of Shares under (ii) above.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded by the Company, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the vested Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the shares of Stock or the proceeds from the sale of shares of Stock to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
12.Miscellaneous. The Award Agreement, including the Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor to the Company; and (b) may not be amended or modified in any manner that materially and adversely impairs the rights of the Participant without the express written consent of both the Company and the Participant unless the amendment is required or advisable to facilitate compliance with applicable law, as determined in the sole discretion of the Company. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief People Officer of S&P Global, which directly refers to the Terms and Conditions and the Award. No other modifications to the Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by the Award. If the Award is assumed, or a new award is substituted therefore in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Company.
13.Conditions to Issuance of Stock. Notwithstanding any provision of the Plan or the Award Agreement, unless there is an exemption from any registration, qualification or other legal or regulatory requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon vesting of the Units prior to the completion of any registration or qualification of, or regulatory requirement applicable to, the offering of shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rules, rulings or regulations of the SEC or any other governmental or regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the offering of the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental or regulatory authority for the issuance or sale of the shares of Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Award Agreement without the Participant’s consent, to the extent necessary or advisable to facilitate compliance with securities or other laws applicable to the offering and issuance of shares of Stock.
14.Pay Recovery. By accepting the Award, including the Terms and Conditions, and as an additional condition of receiving the Award, the Participant acknowledges and agrees that the Units, whether vested or unvested, and/or shares of Stock, cash or other benefits acquired pursuant to the Award (and any proceeds therefrom) may be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action (i) in accordance with the S&P Global Inc. Financial Statement Compensation Recoupment Policy, the Senior Executive Pay Recovery Policy of S&P Global, the S&P Ratings Services Pay Recovery Policy and/or any other Company clawback or similar policy in effect as of the date of the Award Agreement applicable to the Participant, or to the extent adopted following the date of the Award Agreement, any clawback policy that the Committee determines necessary, appropriate or advisable in light of applicable law, governance considerations or industry best practices, as such policies may be amended from time to time, (ii) if the Committee or the Company, as applicable, determines in its sole discretion that the Participant engaged in an act that is inimical to the best interests of the Company Group, or (iii) pursuant to applicable law, regulations or stock exchange listing standards (collectively, the “Recoupment Policies”). No such Recoupment Policy adoption or amendment thereto shall require the Participant’s prior consent. In order to satisfy any recoupment obligation arising under the Recoupment Policies, and without intending to limit the authority of the Company to enforce the recovery of compensation under the Recoupment Policies, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Stock or other amounts acquired pursuant to the Award to re-convey, transfer or otherwise return such Stock and/or other amounts to the Company upon the Company’s enforcement of the Recoupment Policy. No recovery of compensation as described in this Section 14 will be construed as an event giving rise to the Participant's right to resign for

“good reason” or “constructive termination” (or similar term) under any plan or policy of, or agreement with, the Company Group.
15.Trading Policy. By accepting the Award, including the Terms and Conditions, the Participant acknowledges and agrees that the Award shall be subject to the requirements of the S&P Global Inc. Securities Disclosure and Trading Policy, as in effect from time to time. In addition, the Participant acknowledges that the Participant’s jurisdiction of residence (and jurisdiction of employment, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan by acquiring or selling shares of Stock acquired under the Plan and that the Participant is solely responsible for complying with such laws or regulations.
16.Data Privacy. By accepting the Award, including the Terms and Conditions, the Participant acknowledges and agrees that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Employee Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting the Award, including the Terms and Conditions, the Participant agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Participant, subject to applicable local data protection and employment law.
17.No Impact on Other Benefits. Any payment pursuant to the Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of any member of the Company Group, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except as otherwise required pursuant to the terms of such other benefit plan.
18.Section 409A. The Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and comply with Section 409A of the Code (“Section 409A”), and it shall be interpreted, administered and construed in accordance with this intent. To the extent the period during which the payment of any Units conditioned on the Participant’s execution of a release can be made commences in one calendar year and ends in the subsequent calendar year, such Units shall be paid as soon as possible in the second calendar year. Notwithstanding the foregoing, if the Company determines that any provision of the Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 18 does not create an obligation of the Company to modify the Plan or the Award Agreement and does not guarantee that the Award will not be subject to taxes, interest and penalties under Section 409A.
19.Incorporation of Plan Provisions. The Award, including the Units covered by the Award and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein. Any capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Plan.
20.Governing Law and Venue. The Award and the Award Agreement shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For the purposes of any action, lawsuit or other proceedings brought to enforce the Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Award of Units is made and/or to be performed.